                                                             Exhibit 2.1


                                            [FORM OF] AGREEMENT AND PLAN
                                    OF MERGER dated as of November __, 2001
                                    (the "AGREEMENT"), by and among DJ
                                    ORTHOPEDICS, INC., a Delaware corporation
                                    (the "PARENT"), DJ ACQUISITION CORPORATION, a Delaware corporation and a wholly owned subsidiary of the Parent (the "MERGER SUBSIDIARY") and DONJOY, L.L.C., a Delaware limited liability company (the "COMPANY").

         The Parent has filed a registration statement with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the "SECURITIES ACT"), relating to the initial public offering of shares of its common stock, $.01 par value per share (the "PARENT COMMON STOCK") (such offering, the "PARENT IPO"). In order to facilitate the Parent IPO, the parties hereto desire to enter into the transactions contemplated hereby.

         The board of directors or board of managers, as applicable, of each of the Parent, the Merger Subsidiary and the Company, by resolutions duly adopted pursuant to Sections 251 and 264 of the Delaware General Corporation Law (the "DELAWARE STATUTE") and Section 18-209 of the Delaware Limited Liability Company Act (the "LLC ACT") have approved this Agreement and the proposed merger of the Merger Subsidiary with and into the Company in accordance with this Agreement.

         Pursuant to a Consent and Termination Agreement, dated as of November __, 2001, by and among the Company and the members of the Company named therein, members of the Company holding more than 50% of each class of units of the Company have approved this Agreement and the proposed merger of Merger Subsidiary with and into the Company in accordance with this Agreement.

         For Federal income tax purposes, the Parent IPO and the Merger (as defined below) are intended to be treated, in conjunction, as a contribution of cash and Common Units and Preferred Units (each as defined below) in exchange for Parent Common Stock (as defined below) and cash under Section 351 of the Internal Revenue Code of 1986, as amended.

         ACCORDINGLY, in consideration of the mutual benefits to be derived from this Agreement, the parties hereto agree as follows:

                                    ARTICLE I

                                     GENERAL

1.1      THE MERGER.

         At the Effective Time (as defined in SECTION 1.2) and in accordance with the provisions of this Agreement, the Merger Subsidiary shall be merged (the "MERGER") with and into the Company, which shall be the surviving entity of the Merger (the "SURVIVING ENTITY", and the Company and the Merger Subsidiary collectively, the "CONSTITUENT ENTITIES"). The name of the Company shall be adopted by the Surviving Entity and shall remain unchanged by the Merger.

1.2      THE EFFECTIVE TIME OF THE MERGER.

         The Merger shall become effective upon the filing by the Surviving Entity of the certificate of merger attached hereto as ANNEX A (the "CERTIFICATE OF MERGER") with the Secretary of State of the State of Delaware pursuant to Sections 103 and 264(c) of the Delaware Statute and Section 18-209(c) of the LLC Act; PROVIDED, HOWEVER, that in no event shall the Certificate of Merger be filed until immediately prior to the consummation of the Parent IPO. The Certificate of Merger shall be executed and delivered in the manner provided under the Delaware Statute and the LLC Act. The date and time when the Merger shall become effective as aforesaid is herein called the "EFFECTIVE TIME."

1.3      EFFECT OF MERGER.

         (a) Except as specifically set forth herein, at the Effective Time, the identity, existence, limited liability company organization, purposes, powers, objects, franchises, privileges, rights and immunities of the Company shall continue in effect and be unimpaired by the Merger, and the identity, existence, corporate organization, purposes, powers, objects, franchises, privileges, rights and immunities of the Merger Subsidiary shall be merged with and into the Surviving Entity, which shall, as the Surviving Entity, be fully vested therewith. At the Effective Time, the separate existence and corporate organization of the Merger Subsidiary, except insofar as it may be continued by statute, shall cease, and the Merger Subsidiary shall be merged with and into the Surviving Entity.

         (b) At the Effective Time, all rights, privileges, immunities and franchises, of a public as well as of a private nature, of each of the Constituent Entities, and all property, real, personal and mixed, tangible and intangible (other than the Company Option Plan, the Company Options, the Company Option Agreements, the Non-Employee Director Purchase Rights and the Non-Employee Director Purchase Rights Agreements (each as defined in SECTION 2.1 below) which shall be assumed by the Parent pursuant to SECTION 2.1 and each of the other documents listed on SCHEDULE 3.1 hereto which shall be assumed by the Parent), in each case, of whatsoever kind or description, and all debts due on whatever account and all other choses in action, and all and every other interest, of or belonging to or due to any of the Constituent Entities, shall be taken and deemed to be transferred to and vested in the Surviving Entity without further act or deed; and the title to any real estate, or any interest therein, vested in any of the Constituent Entities shall not revert or be in any way impaired by reason of the Merger; but the Surviving Entity shall thenceforth be responsible and liable for all the liabilities, obligations and penalties of each of the Constituent Entities, and any claim existing, or action or proceeding, civil or criminal, pending by or against any of the Constituent Entities, may be prosecuted as if the Merger had not taken place, or the Surviving Entity may be substituted in its place, and any judgment rendered against any of the Constituent Entities may be enforced against the Surviving Entity. Neither the rights of creditors nor any liens upon the property of any of the Constituent Entities shall be impaired by the Merger.

1.4      OPERATING AGREEMENT AND BY-LAWS OF SURVIVING ENTITY; DIRECTORS AND
         OFFICERS.

         At the Effective Time, (a) the operating agreement attached hereto as ANNEX B to this Agreement shall become the operating agreement of the Surviving Entity until altered, amended or repealed as provided in said operating agreement, (b) the by-laws attached hereto as ANNEX C to this Agreement shall become the by-laws of the Surviving Entity until altered, amended or repealed as provided in said by-laws of the Surviving Entity, (c) the members of the board of managers of the Company at the Effective Time shall become the members of the board of managers of the Surviving Entity and (d) the officers of the Company at the Effective Time shall become the officers of the Surviving Entity.

1.5      TAKING OF NECESSARY ACTION; FURTHER ASSURANCES.

         Prior to the Effective Time, the parties hereto shall take, or cause to be taken (as the case may be), all such action as may be necessary or appropriate in order to effectuate the Merger as expeditiously as reasonably practicable.

                                   ARTICLE II

                       EFFECT OF MERGER ON EQUITY CAPITAL
                             OF CONSTITUENT ENTITIES

2.1      MERGER CONSIDERATION; EFFECT ON CAPITAL STOCK.

         The consideration for the Merger shall be as follows (the "MERGER CONSIDERATION"):

         (a) COMMON UNITS OF THE COMPANY. At the Effective Time, each common unit of the Company (the "COMMON UNITS") issued and outstanding immediately prior to the Effective Time (the "TERMINATING COMMON UNITS ") shall automatically, by virtue of the Merger and without any action on the part of the holder thereof, be converted into [11.711] shares (the "EXCHANGE RATIO") of Parent Common Stock, with each holder of Terminating Common Units receiving that number of shares of Parent Common Stock and that amount of cash consideration in respect of fractional shares of Parent Common Stock as set forth on SCHEDULE 2.1 hereof.

         (b) PREFERRED UNITS OF THE COMPANY. At the Effective Time, each preferred unit of the Company (the "PREFERRED UNITS") issued and outstanding immediately prior to the Effective Time (the "TERMINATING PREFERRED UNITS") shall automatically, by virtue of the Merger and without any action on the part of the holder thereof, be converted into (i) shares of Parent Common Stock at the Exchange Ratio and (ii) the right to receive a cash amount equal to (A) $1,044.534917 PLUS (B) all accrued Preferred Return (as defined in the Third Amended and Restated Operating Agreement of DonJoy, L.L.C., dated as of July 7, 2000, the "OPERATING AGREEMENT") on such Terminating Preferred Unit from and including October 1, 2001 through, but not including, the date upon which the Effective Time occurs LESS (C) the aggregate amount of all distributions made pursuant to Section 6.3(a) of the Operating Agreement with respect to income allocated to such Terminating Preferred Unit pursuant to clauses 2 and 3 of
Section 6.2(a)(iii)(A) of the Operating Agreement on or after October 1, 2001 through, but not including, the date upon which the Effective Time occurs (collectively, the "PREFERRED LIQUIDATION AMOUNT"), with each holder of Terminating Preferred Units receiving that number of shares of Parent Common Stock and that amount of cash consideration as set forth on SCHEDULE 2.1 hereof.

         (c)      OPTIONS TO PURCHASE COMMON UNITS OF THE COMPANY.

                  (i)      COMPANY OPTION PLAN.

                           (A) At the Effective Time, each option to purchase Common Units, whether vested or unvested, granted pursuant to the Company's Fourth Amended and Restated 1999 Option Plan (the "COMPANY OPTION PLAN") issued and outstanding immediately prior to the Effective Time (the "COMPANY OPTIONS") shall be deemed to constitute an option to acquire, on the same terms and conditions as set forth in the existing option agreement between the optionholder and the Company (except as set forth below), the same number of shares of Parent Common Stock as the holder of such Company Option would have been entitled to receive pursuant to the Merger had such holder exercised such Company Option in full immediately prior to the Effective Time.

                           (B) At the Effective Time, the Parent shall assume the Company Option Plan, each Company Option in accordance with the terms under which it was issued and each option agreement by which such Company Option is evidenced (each, a "COMPANY OPTION AGREEMENT"); PROVIDED, HOWEVER, that (i) the terms and conditions of the Company Option Plan, each Company Option and each Company Option Agreement shall be revised to the extent necessary to reflect changes from a limited liability company to corporate form and (ii) the exercise price for each Company Option, as reflected in the corresponding Company Option Agreement, will be proportionately adjusted to reflect the change from Common Units to Parent Common Stock at the Exchange Ratio. As promptly as practicable after the Effective Time, the Parent shall enter into revised Company Option Agreements with each holder of Company Options to effectuate the provisions of the immediately preceding sentence. At or prior to the Effective Time, the Parent shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Parent Common Stock as shall be required for delivery upon exercise of the Company Options assumed by it in accordance with this SECTION 2.1(c)(i).

                  (ii)     NON-EMPLOYEE DIRECTOR PURCHASE RIGHTS.

                           (A) At the Effective Time, each right to purchase Common Units granted pursuant to the Non-Employee Director Purchase Rights Agreements, each dated as of October __, 2001, by and between the Company and each of Kirby L. Cramer, Ivan R. Sabel and Jack
         R. Blair (collectively, the "NON-EMPLOYEE DIRECTOR PURCHASE RIGHTS AGREEMENTS") shall be deemed to constitute a right to acquire (collectively, the "NON-EMPLOYEE DIRECTOR PURCHASE RIGHTS"), on the same terms and conditions as set forth in the Non-Employee Director Purchase Rights Agreements (except as set forth below), the same number of shares of Parent Common Stock as the holder of such Non-Employee Director Purchase Rights would have been entitled to receive pursuant to the Merger had such holder exercised such Non-Employee Director Purchase Rights in full immediately prior to the Effective Time.

                           (B) At the Effective Time, the Parent shall assume each Non-Employee Director Purchase Rights Agreement and each Non-Employee Director Purchase Rights in accordance with such Non-Employee Director Purchase Rights Agreement; PROVIDED, HOWEVER, that the terms and conditions of each Non-Employee Director Purchase Right and each Non-Employee Director Purchase Rights Agreement shall be revised to the extent necessary to reflect changes from a limited liability company to corporate form. As promptly as practicable after the Effective Time, the Parent shall enter into revised Non-Employee Director Purchase Rights Agreements with each holder of Non-Employee Director Purchase Rights to effectuate the provisions of the immediately preceding sentence. At or prior to the Effective Time, the Parent shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Parent Common Stock as shall be required for delivery upon exercise of the Non-Employee Director Purchase Rights assumed by it in accordance with this SECTION 2.1(c)(ii).

         (d) COMMON STOCK OF MERGER SUBSIDIARY. At the Effective Time, each share of common stock, $0.01 par value per share, of the Merger Subsidiary issued and outstanding immediately prior to the Effective Time shall automatically, by virtue of the Merger and without any action on the part of the holder thereof, be cancelled and no consideration shall be delivered therefor.

         (e) FRACTIONAL SHARES. No fractional shares of Parent Common Stock or scrip shall be issued upon conversion of the Terminating Common Units or the Terminating Preferred Units pursuant to SECTIONS 2.1(a) and 2.1(b). The number of full shares of Parent Common Stock issuable to a holder upon conversion of the Terminating Common Units or the Terminating Preferred Units of such holder shall be computed on the basis of the aggregate number of Terminating Common Units or Terminating Preferred Units to be converted by such holder. Instead of any fractional shares of Parent Common Stock which would otherwise be issuable upon conversion of any shares of Terminating Common Units or Terminating Preferred Units, the Parent shall pay a cash adjustment in respect of such fractional interest in an amount equal to the product of (i) initial public offering price of Parent Common Stock in the Parent IPO as set forth in the final prospectus for the Parent IPO and (ii) such fractional interest. The holders of fractional interests shall not be entitled to any rights as stockholders of the Parent in respect of such fractional interests.

                                   ARTICLE III

                            ASSIGNMENT AND ASSUMPTION

3.1      ASSIGNMENT.

         At the Effective Time, the Company shall transfer, convey and assign to the Parent all of its right, title and interest in and to the contracts and agreements set forth on SCHEDULE 3.1 (the "ASSIGNED CONTRACTS")

3.2      ASSUMPTION.

         At the Effective Time, the Parent shall assume, perform, discharge and otherwise be responsible for all obligations, responsibilities or liabilities of the Company under the Assigned Contracts and those items referred to in SECTION 2.1(c).

                                   ARTICLE IV

                             APPROVAL OF AGREEMENT;
                                 FILING THEREOF

4.1      APPROVAL.

         The board of directors and board of managers, as applicable, of each of the Parent, the Merger Subsidiary and the Company and the members of the Company holding more than 50% of each class of units of the Company, by resolutions duly adopted, have, in accordance with the provisions of the Delaware Statute and the LLC Act, as applicable, approved and adopted the Merger and this Agreement.

4.2      FILING.

         The Surviving Entity shall cause the Certificate of Merger to be delivered to and filed with the Secretary of State of the State of Delaware in accordance with Sections 103 and 264(c) of the Delaware Statute and Section 18-209(c) of the LLC Act, subject, however, to the proviso contained in SECTION
1.2 above.

                                    ARTICLE V

                                   TERMINATION

                  If the Parent IPO is terminated for any reason, or if the Parent IPO does not occur by March 31, 2002, this Agreement shall terminate and be of no further force or effect.

                                   ARTICLE VI

                                  MISCELLANEOUS

6.1      LEGEND.

         Each certificate for Parent Common Stock issued hereunder is being issued in a transaction exempt from the registration requirements of the Securities Act and applicable state securities laws. Accordingly, each such certificate for Parent Common Stock shall bear the following legend:

         "THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1993, AS AMENDED, OR ANY STATE SECURITIES LAWS. THESE SECURITIES MAY NOT BE OFFERED, SOLD OR TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR AN EXEMPTION THEREFROM UNDER SAID ACT AND APPLICABLE STATE SECURITIES LAWS OR AN OPINION OF COUNSEL TO THE COMPANY THAT REGISTRATION IS NOT REQUIRED UNDER SAID ACT AND APPLICABLE STATE SECURITIES LAWS."


6.2      SERVICE OF PROCESS; REGISTERED AGENT.

         The Surviving Entity does hereby agree that it may be served with process in the State of Delaware in any proceeding for enforcement of any obligation of the Company and the Merger Subsidiary, as well as for enforcement of any obligation of the Surviving Entity arising from the merger herein provided for; does hereby irrevocably appoint the Secretary of State of the State of Delaware as its agent to accept service of process in any such suit or other proceedings; and does hereby specify the following address outside the State of Delaware to which a copy of such process shall be mailed by the Secretary of State of the State of Delaware:

                                 DONJOY, L.L.C.
                                2985 Scott Street
                             Vista, California 92083
                          Attn: Chief Executive Officer

6.3      NECESSARY ACTS.

         Each of the Parent, the Merger Subsidiary and the Surviving Entity agree that they will cause to be executed and filed and recorded any document or documents prescribed by the laws of the State of Delaware, and that they will cause to be performed all necessary acts within the State of Delaware and elsewhere to effectuate the Merger herein provided for.

6.4      GOVERNING LAW.

         All questions concerning the construction, interpretation and validity of this Agreement shall be governed by, and construed and enforced in accordance with, the domestic laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule (whether in the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware. In furtherance of the foregoing, the internal law of the State of Delaware will control the interpretation and construction of this Agreement, even if under such jurisdiction's choice of law or conflict of law analysis, the substantive law of some other jurisdiction would ordinarily apply.

6.5      BENEFITS OF AGREEMENT.

         All the terms and provisions of this Agreement shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Agreement shall not be assignable by any party hereto without the consent of the other parties hereto.

6.6      ENTIRE AGREEMENT.

         This Agreement and the other writings referred to herein or delivered pursuant hereto which form a part hereof contain the entire agreement among the parties with respect to the subject matter hereof and thereof and supersede all prior and contemporaneous arrangements or understandings with respect thereto.

6.7      SEVERABILITY.

         It is the desire and intent of the parties that the provisions of this Agreement be enforced to the fullest extent permissible under the law and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, in the event that any provision of this Agreement would be held in any jurisdiction to be invalid, prohibited or unenforceable for any reason, such provision, as to such jurisdiction, shall be ineffective, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any jurisdiction. Notwithstanding the foregoing, if such provision could be more narrowly drawn so as not be invalid, prohibited or unenforceable in such jurisdiction, it shall, as to such jurisdiction, be so narrowly drawn, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

6.8      MODIFICATION.

         This Agreement shall not be altered or otherwise amended except pursuant to an instrument in writing signed by each of the parties hereto.

6.9      DESCRIPTIVE HEADINGS.

         Descriptive headings are for convenience only and shall not control or affect the meaning or construction of any provisions of this Agreement.

6.10     COUNTERPARTS; FACSIMILE SIGNATURES.

         This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original instrument but all of which together shall constitute one agreement. Facsimile counterpart signatures to this Agreement shall be acceptable and binding.


                                    * * * * *

                  IN WITNESS WHEREOF, the parties hereto have caused this Agreement and Plan of Merger to be duly executed and delivered on the date first written above.



                                 DJ ORTHOPEDICS, INC.



                                 By:
                                    --------------------------------------------
                                      Name:  Cyril Talbot III
                                      Title: Senior Vice President - Finance,
                                             Chief Financial Officer & Secretary


                                 DJ ACQUISITION CORPORATION



                                 By:
                                    --------------------------------------------
                                      Name:  Cyril Talbot III
                                      Title: Senior Vice President - Finance,
                                             Chief Financial Officer & Secretary


                                 DONJOY, L.L.C.



                                 By:
                                    --------------------------------------------
                                      Name:  Leslie H. Cross
                                      Title: President & Chief Executive Officer

                                                                    SCHEDULE 2.1


                Members                      Outstanding       Outstanding        New Shares      Cash in Lieu      Preferred
                                            Common Units     Preferred Units      of Parent       of Fractional    Liquidation
                                                                                 Common Stock        Shares          Amount(1)
----------------------------------------- ------------------ ----------------- ----------------- ---------------- --------------
J.P. Morgan DJ Partners, LLC                        860,956                 -                                                 -

Leslie H. Cross and Deborah L. Cross                 16,673                 -                                                 -
Family Trust

Michael R. McBrayer                                   4,002                 -                                                 -

Cyril Talbot III                                      4,002                 -                                                 -

[Terminated Employees exercising                                            -                                                 -
options]

J.P. Morgan Partners (23A SBIC), LLC                      -            22,573

DJ Investment, LLC                                        -             6,362

First Union Capital Partners, LLC                         -               668

DJC, Inc.                                                 -            10,705

TCW Crescent Mezzanine Trust II                           -             2,323

TCW Leveraged Income Trust II, L.P.                       -             1,104

Crescent/Mach I Partners, L.P.                            -               670

Totals:                                           [885,633]            44,405


--------
1 The amount of cash to be paid to the holders of Preferred Units is equal to the sum of (i) the Preferred Contribution Amount (as defined in the Third Amended and Restated Operating Agreement of DonJoy, L.L.C., dated as of July 7,
2001) per Preferred Unit MULTIPLIED BY a specified premium based on the amount of time such Preferred Unit has been outstanding and limited by a specified internal rate of return per Preferred Unit, PLUS (ii) the amount of Cumulated Preferred Return for such Preferred Unit through September 30, 2001, LESS (iii) the aggregate amount of all Tax distributions made to the holders of Preferred Units with respect to amounts which were properly allocable to Cumulated Preferred Return and accrued and unpaid preferred return for the 2001 calendar year. In addition, such amount will be increased by the aggregate amount of all accrued and unpaid Preferred Return on such Preferred Unit from October 1, 2001 through, but not including the date upon which the Effective Time occurs.

                                                                    SCHEDULE 3.1

                            CONTRACTS AND AGREEMENTS
                          TO BE ASSIGNED BY THE COMPANY
                            AND ASSUMED BY THE PARENT


1. Third Amended and Restated Pledge Agreement, dated as of June 11, 2001, by and among the Company, Leslie H. Cross and the Leslie H. Cross & Deborah L. Cross Family Trust

2. Third Amended and Restated Pledge Agreement, dated as of June 11, 2001, by and between the Company and Michael R. McBrayer

3. Third Amended and Restated Pledge Agreement, dated as of June 11, 2001, by and between the Company and Cyril Talbot III

4. Amended and Restated Secured Promissory Note dated as of June 28, 2000 made by each of Leslie H. Cross and the Leslie H. Cross & Deborah L. Cross Family Trust in the principal amount of $1,052,705.56.

5. Secured Promissory Note dated as of June 28, 2000 made by each of Leslie H. Cross and the Leslie H. Cross & Deborah L. Cross Family Trust for the benefit of the Company in the principal amount of $88,644.58.

6.       Secured Promissory Note dated as of July 7, 2000 made by each of Leslie
         H. Cross and the Leslie H. Cross & Deborah L. Cross Family Trust for the benefit of the Company in the principal amount of $124,608.80.

7. Secured Promissory Note dated as of June 11, 2001 made by each of Leslie H. Cross and the Leslie H. Cross & Deborah L. Cross Family Trust for the benefit of the Company in the principal amount of $150,610.29.

8. Amended and Restated Secured Promissory Note dated as of June 28, 2000 made by Michael R. McBrayer for the benefit of the Company in the principal amount of $210,541.11.

9. Secured Promissory Note dated as of June 28, 2000 made by Michael R. McBrayer for the benefit of the Company in the principal amount of $17,728.91.

10. Secured Promissory Note dated as of July 7, 2000 made by Michael R. McBrayer for the benefit of the Company in the principal amount of $24,924.67.

11. Secured Promissory Note dated as of June 11, 2001 made by Michael R. McBrayer for the benefit of the Company in the principal amount of $30,121.74.

12. Amended and Restated Secured Promissory Note dated as of June 28, 2000 made by Cyril Talbot III for the benefit of the Company in the principal amount of $210,541.11.

13. Secured Promissory Note dated as of June 28, 2000 made by Cyril Talbot III for the benefit of the Company in the principal amount of $17,728.91.

14. Secured Promissory Note dated as of July 7, 2000 made by Cyril Talbot III for the benefit of the Company in the principal amount of $24,924.67.

15. Secured Promissory Note dated as of June 11, 2001 made by Cyril Talbot III for the benefit of the Company in the principal amount of $30,121.74.

                                                                         ANNEX A

                              CERTIFICATE OF MERGER

                                       OF

                           DJ ACQUISITION CORPORATION
                            (A DELAWARE CORPORATION)

                                  WITH AND INTO

                                 DONJOY, L.L.C.
                     (A DELAWARE LIMITED LIABILITY COMPANY)


         Pursuant to Title 8, Section 264(c) of the Delaware General Corporation Law and Title 6, Section 18-209 of the Delaware Limited Liability Company Act, the undersigned limited liability company executed the following Certificate of
Merger:

         FIRST: The name of the surviving limited liability company is DonJoy, L.L.C., a Delaware limited liability company, and the name of the corporation being merged into this surviving limited liability company is DJ Acquisition Corporation, a Delaware corporation.

         SECOND: The Agreement and Plan of Merger has been approved, adopted, certified, executed, and acknowledged by the surviving limited liability company and the merging corporation.

         THIRD: The name of the surviving limited liability company is DonJoy, L.L.C.

         FOURTH: The merger is to become effective at 9:30 a.m. on ______________, 2001.

         FIFTH: The Agreement and Plan of Merger is on file at 2985 Scott Street, Vista, California 92083, a place of business of the surviving limited liability company.

         SIXTH: A copy of the Agreement and Plan of Merger will be furnished by the surviving limited liability company on request, without cost, to any member of the surviving limited liability company or stockholder of the merging corporation.

         IN WITNESS WHEREOF, the surviving limited liability company has caused this certificate to be signed by an authorized officer, the __ day of ___________, 2001.



                                      DONJOY, L.L.C.


                                      By:
                                          --------------------------------------
                                            Leslie H. Cross
                                            President & Chief Executive Officer

                                                                         ANNEX B

                [Fourth Amended and Restated Operating Agreement]

                                                                         ANNEX C

                         [Amended and Restated By-Laws]